EXHIBIT 10.3
Amendment No. 1 to Mindspeed Technologies, Inc.
Deferred Compensation Plan
     On December 12, 2005, the Board of Directors of Mindspeed Technologies, Inc. (the “Company”) adopted resolutions amending the Mindspeed Technologies, Inc. Deferred Compensation Plan (the “Plan”) as follows:
1.      Section 1.31. The definition of “Executive Committee” in Section 1.31 is hereby deleted in its entirety and the succeeding Sections are hereby renumbered accordingly; and
2.      Section 3.3. A new paragraph (e) is hereby added at the end of Section 3.3 to read as follows:
“(e)	No Deferrals After December 31, 2004. Notwithstanding anything contained in the Plan to the contrary, no amounts may be deferred by a Participant pursuant to the Plan for any Plan Year ending after December 31, 2004.”; and
3.      Section 11.2. A new sentence is hereby added to the end of Section 11.2 to read as follows:
     “Notwithstanding anything contained in the Plan to the contrary, no amendment or modification of the Plan may be made that would result in a “material modification” of the Plan for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, as then in effect.”